Exhibit 10.2

5/16/2023

Ronald Araiza

Dear Ronald,

CONGRATULATIONS!

We are pleased to extend you an offer of employment with Calavo Growers Inc. (CGI). This letter establishes the terms of the employment offer.

Calavo believes Quality, Teamwork, Good Citizenship, embodying a Will to Win and displaying a Respect for Our People is the foundation for fulfilling our mission.

Position

Your title will be Executive Vice President Fresh Foods, a full-time Exempt Status position based out of Calavo Corporate Office in Santa Paula, California. Your direct supervisor will be Lecil Cole.

Compensation

Your Total Compensation (in USO $) is as follows:

●	Annual Base Pay: $430,000.00
●	STIP%: 40% (detailed below)
●	LTIP%: 40% (detailed below)
●	Car Allowance: $933 per month
●	Cell Phone/Internet Allowance: $40 per month

STIP:

The STIP is 100% cash bonus paid in December of each plan year - pro-rated for service. Must be hired August 1 of each plan year or before to be eligible.

The STIP has 3 performance components each with a different weight:

o	Company Performance (EBITDA): 20%
o	Business Unit Performance (Sales Volume, Net Sales, Gross Margin, etc.): 60%
o	Individual Performance {SMART Goals): 20%

LTIP:

The plan is both performance based, and time based with a 50/50 weighting. The components of the LTIP Targets are:

o50% of target are performance based RSUs that vest at end of the 3- year cycle: 17% Net Sales Growth, 17% Adjusted EBITDA, and 16% ROIC
o50% of target are time-based RSUs vested annually in equal amounts over 3 years

Annualized total target is 40% of base salary:

o	Performance Threshold: 50%
o	Performance Target: 100%
o	Performance Maximum: 200%

You must be an active employee on the current payroll and in good standing, on the date the bonus is paid, to receive your achieved bonus pay-out.

Start date

Your anticipated start date will be on or about 5/22/2023.

Conditions of Employment

Your employment with CGI is contingent upon you providing proof of your eligibility to work in the United States, passing a background check to the company’s satisfaction, and continuing approval from our corporate compliance department as to your ability to lawfully work for CGI.

Prior to beginning employment, we will require that you enter into certain agreements regarding proprietary information and arbitration policies.

Benefits

You will be eligible for four weeks of vacation, which you will accrue as stated in our Employee Handbook. You wi11 also be eligible to receive Sick Time accrued at a rate of 6.67 hours per month.

You and your eligible dependents have the opportunity to elect coverage under CGI’s current health benefit plans on the first of the month following 30 days of continuous employment. CGI current health benefit plans include medical, dental, and vision insurance. Additionally, you will be covered under CGI’s Life Insurance Plan and Long-Term Disability Plans. You are also eligible to participate in the company’s 401K Plan.

This letter provides general information about the company’s benefit plans. The plans are subject to the terms set forth in official plan documents. The company reserves the right to amend or terminate any benefit plan at any time.

Additional Terms of Employment

While we hope your employment relationship with CGI will be a long and mutually beneficial one. It should be recognized that neither you, nor CGI have entered any contract of employment, expressed or implied. Your employment relationship with CGI will always be “at-will”, therefore terminable by CGI without cause or notice. This provision can only be changed or revoked in a formal written contract signed by the CEO and cannot be changed by any expressed or implied agreement based on statements or actions by any employee or supervisor.

To acknowledge your acceptance of the above stated terms and conditions of employment, please sign this letter in the space provided below, and return a signed copy via email to hr@calavo.com Our offer requires your response by 5/22/2023.

We feel strongly that you will have a positive impact on our organization, and we look forward to you joining the CGI team as you assume your new responsibilities. Should you have any questions or concerns regarding this offer, please feel free to contact me.

In anticipation of your acceptance, Welcome Aboard!

Sincerely,

Calavo Growers, Inc,

Human Resources

HR@calavo.com

ACKNOWLEDGMENT:

I accept the terms and conditions of CGI’s offer of employment as outlined above:

/s/ Ronald Araiza	5/22/2023
Ronald Araiza	Date